Exhibit 99.1

Scholastic Appoints Haji Glover as Chief Financial Officer

New York, NY – January 8, 2024 – Scholastic (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced that Haji Glover has been named Scholastic’s Executive Vice President & Chief Financial Officer, effective January 22, 2024. Succeeding current CFO Ken Cleary, who will fully transition to his new role as President of International, Mr. Glover will lead Scholastic’s global finance organization, overseeing all financial functions, including financial reporting, planning and analysis, controllership, tax and treasury. He will be focused on facilitating growth across Scholastic’s leading businesses while supporting Scholastic’s long-term strategy and capital allocation priorities. Mr. Glover will be a member of the executive committee and report to Scholastic President and CEO Peter Warwick in New York.

Peter Warwick, President and Chief Executive Officer, said, “After completing a robust search process, we are pleased to appoint Haji Glover as Scholastic’s next CFO and key partner to me and the leadership team as we realize this company’s substantial long-term growth opportunity. Haji’s broad experience and proven track-record as a forward-looking, growth-oriented finance leader will be instrumental in driving growth and financial performance. As someone who knows Scholastic well, Haji is well positioned to drive change and impact here, using his experience and perspective. We are excited to welcome Haji back to Scholastic.

“I would also like to thank Ken Cleary for his many years of contribution and leadership of Scholastic’s finance organization,” Mr. Warwick continued. “We look forward to Ken’s continued success as President of International, applying his deep knowledge of Scholastic’s domestic and international businesses.”

Mr. Glover added, “I am thrilled to rejoin Scholastic in this new role at such an important moment in the company’s history. Scholastic is in the midst of an exciting transformation that is a testament to Peter and the team’s commitment to delivering results and shareholder value, while continuing to invest in the future of the company. I look forward to partnering with this talented leadership team to help plan and execute this multi-year journey, building on Scholastic’s strong position for years to come.”

Mr. Glover brings over 27 years of financial planning, analysis and corporate finance experience to Scholastic. Most recently, he served as the Director of Finance at Amazon, where he was responsible for leading the finance organization supporting the People Experience and Technology (PXT) division. Prior to joining Amazon, Mr. Glover held the role of Senior Vice President of Corporate Finance at Scholastic from 2020 to 2022, where he oversaw the corporate finance organization. From 2000 to 2020, Mr. Glover held various finance leadership roles at Lockheed Martin, Ford Motor Company, Honeywell International and Alvogen Group. Mr. Glover is a graduate of Lehigh University and holds a Master of Business Administration from Binghamton University.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world’s largest publisher and distributor of children’s books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children’s media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children’s learning and literacy, both in school and at home. With international operations and exports in more than 135 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact: Scholastic Corporation

Investors: Jeffrey Mathews, (212) 343-6741, investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

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